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                                                                  EXHIBIT 6






                                      [Letterhead of]

                                        AGWAY INC.



                                             November 11, 1993


Mr. William Petty
Curtice Burns Foods, Inc.
90 Linden Place
Rochester, NY 14625

Dear Bill:

          This will confirm our understanding that it is in the best interests of both Curtice Burns and Agway that during the period in which Curtice Burns has engaged Goldman Sachs and Donaldson, Lufkin & Jenrette under the letters dated November 11, 1993 (the 'Engagement Letters'), and is actively engaged in the process of seeking buyers for common stock of all Class A and Class B shareholders:

          a) Agway will not pursue a separate sale of its equity interest in Curtice Burns;

          b) In connection with a Sale of the Company (as defined in the Engagement Letters), Agway will not seek to be paid a higher price for its shares of Curtice Burns than the price to be paid to the holders of all other shares of common stock of Curtice Burns whether Class A or Class B;

          c) Agway will be permitted and encouraged to stay fully informed during the process through direct consulatation with Goldman Sachs on matters addressed in the Engagement Letters and through direct access to all information provided back and forth between Curtice Burns, Goldman Sachs and Donaldson, Lufkin & Jenrette; and

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          d)  Agway will be permitted to also receive a copy
of the Goldman Sachs fairness opinion contemplated in its Engagement Letter.

                              Very truly yours,

                              AGWAY INC.
                              AGWAY FINANCIAL CORPORATION
                              AGWAY HOLDINGS, INC.


                              By:    /s/ Peter J. O'Neill
                                 --------------------------
                                 Name:  Peter J. O'Neill
                                 Title:  Vice President

Accepted and agreed:

CURTICE BURNS FOOD, INC.

By:/s/ J. William Petty
  -------------------------
   Name:  J. William Petty
   Title:  President